Exhibit 99.1

CHEYENNE, Wyo., Sept. 7, 2016 /PRNewswire/ -- FBEC Worldwide, Inc. (FBEC) a lifestyle brand company with a focus on Healthy Hemp™ & CBD infused consumer products, is pleased to announce that it has received a purchase order for 35,000 units of WolfShot™ from Four Link USA, Inc. for distribution within the Northeast USA. Four Link will be placing WolfShot™ within multiple convenience stores within the northeast including 7-11 & ShopRite.

CEO Jeff Greene stated "This is a great step forward for FBEC. The WolfShot™ brand will finally be getting the exposure it deserves. We are currently hard at work to get more purchase orders within other regions of the USA as we make a hard push for our WolfShot™ brand of Healthy Hemp™ Energy Shots. We will be putting out an 8k shortly to include the full details of this purchase order."

About FBEC Worldwide, Inc.

FBEC Worldwide, Inc. is a lifestyle Brand Company with a focus on Healthy Hemp™ & CBD infused consumer products, both domestic and abroad. We are committed to increasing our market size and scope through the optics of creative marketing and most importantly customer satisfaction. Our growth strategies focus on a number of major initiatives, including unique branding opportunities that will be targeted at key demographic groups and to develop strong community and distributor relationships.

FBEC Worldwide is currently developing and building Healthy Hemp™ & CBD infused consumer products, focused on strong rates of growth within key fundamental consumer groups. Our company is dedicated to becoming the lead developer of name brand hemp & CBD infused consumer products.

Safe Harbor for Forward-Looking Statements: This news release includes forward-looking statements. While these statements are made to convey to the public the company's progress, business opportunities and growth prospects, readers are cautioned that such forward-looking statements represent management's opinion. Whereas management believes such representations to be true and accurate based on information and data available to the company at this time, actual results may differ materially from those described. The Company's operations and business prospects are always subject to risk and uncertainties. Important factors that may cause actual results to differ are and will be set forth in the company's periodic filings with the U.S. Securities and Exchange Commission.

Investor Relations Contact:
Joe Sirianni
MIDAM Ventures LLC
(305) 707-7018
jsirianni@MidamIr.com
www.MIDAMIr.com